Exhibit 99.3
To All Participants in the
North Valley Bancorp Employee Stock Ownership Plan
regarding the
Special Meeting of Shareholders of North Valley Bancorp
on July 31, 2007
     A special meeting of the shareholders of North Valley Bancorp will be held at 5:30 p.m., local time, on Tuesday, July 31, 2007, at the Administrative Offices of North Valley Bancorp, 300 Park Marina Circle, Redding, California 96001. At the meeting, the shareholders will be asked to vote on the following matters:
•	approval of the principal terms of the Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling Financial Corporation and North Valley Bancorp and the transactions contemplated thereby, including the merger of North Valley Bancorp with and into Sterling Financial Corporation and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank; and

•	any proposal of the North Valley board of directors to adjourn or postpone the special meeting.
     No other business may be properly brought before the special meeting.
     Along with this letter, you are receiving the Notice of Special Meeting of Shareholders of North Valley Bancorp and the Proxy Statement/Prospectus dated June 22, 2007, being sent to all shareholders of record as of June 15, 2007 (the “Record Date” for the Special Meeting). All shares of North Valley common stock held under the North Valley Bancorp Employee Stock Ownership Plan (“ESOP”) will be voted at the special meeting by the ESOP trustee, in accordance with the instructions of the ESOP participants as described in this letter.
     Voting Instructions. Because shares of North Valley Bancorp common stock are credited to your ESOP account, you have the right to instruct the trustee, Delaware Charter Guarantee and Trust Company, conducting business as Principal Trust Company (the “Trustee”), how to vote those shares at the special meeting of shareholders. The Trustee is the owner of record of the shares held for your account in the ESOP. The Trustee is the person entitled to vote your shares, but will vote them in accordance with your instructions.
     Voting Instructions Card. You are also receiving with this letter a voting instructions card, to be completed, signed and sent to the Trustee in order to provide the Trustee with instructions regarding the voting of the shares in your ESOP account. A postage paid return envelope, addressed to the Trustee, is being provided for your convenience. The Trustee will tabulate the votes indicated by your instructions and the instructions of the other ESOP participants and will then vote your shares and the other ESOP shares as described in this letter. YOUR VOTE IS IMPORTANT. YOU SHOULD CAREFULLY REVIEW THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT/PROSPECTUS BEING PROVIDED WITH THIS LETTER BEFORE COMPLETING, SIGNING AND SENDING YOUR VOTING INSTRUCTIONS CARD TO THE TRUSTEE.

     Please note that this request for voting instructions is separate from any proxy request that you may receive with respect to any other holdings of North Valley Bancorp common stock that you may have outside the ESOP.
     If the voting instructions card is properly completed, signed and returned, the Trustee will vote the shares allocated to your ESOP account in accordance with your directions. Please note the following:
  · If your card is signed and returned without a voting instruction, the Trustee will vote your ESOP shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participant accounts for which voting instructions have been received.
  · If your card is not returned or is returned unsigned, the Trustee will vote your ESOP shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participant accounts for which voting instructions have been received.
  · The Trustee will vote all shares held by the ESOP which are not allocated to a participant’s account in the same proportion as allocated shares for which instructions have been received.
  · If you instruct the Trustee to abstain from voting, the Trustee will abstain from voting your ESOP shares and your shares will not be voted.
  · With respect to fractional shares, the Trustee may pool the results of the voting instructions received from all ESOP participants to whom fractional shares have been allocated and vote such shares accordingly.
  · Participants may revoke their voting instructions by executing and delivering to the Trustee a revised duly executed card no later than July 29, 2007.
  Confidentiality. Your voting instructions card should be returned to the Trustee, as follows: Principal Trust Company, P.O. Box 8963, Wilmington, DE 19899-9737. If you have questions, you may contact the Trustee at telephone (800) 547-7754. Your voting instructions and other communications with the Trustee will be kept confidential and not disclosed to North Valley Bancorp or Sterling Financial Corporation except as may be required by law.
  ERISA. The actions taken by the Trustee in regard to the voting of the shares of North Valley Bancorp common stock in your ESOP account are governed by the fiduciary duties and requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Trustee will vote the shares in accordance with your instructions and the procedures summarized in this letter unless, based on the advice of its legal counsel, the Trustee concludes that to do so would be improper or contrary to ERISA or applicable guidance of the United States Department of Labor.

     Deadline to Provide Instructions. The Trustee must have ample time to tabulate instructions and to deliver the aggregate votes on behalf of the ESOP participants on or before the date of the special meeting of shareholders of North Valley Bancorp. The special meeting is scheduled to be held on July 31, 2007. Thus, YOUR VOTING INSTRUCTIONS CARD SHOULD BE RECEIVED BY THE TRUSTEE NO LATER THAN JULY 29, 2007.